Exhibit (j)

Independent Auditors' Consent


We consent to the use of our report dated August 6, 1999 for The Cutler Trust (consisting of Cutler Equity Income Fund and Cutler Value Fund) incorporated herein by reference into the statement of additional information and to the references to us under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.


/s/ Deloite & Touche LLP

Boston, Massachusetts
October 27, 1999





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